Exhibit 99.1


 New York Community Bancorp, Inc. Declares a 4-for-3 Stock Split and
                Raises the Quarterly Cash Dividend 12%


    WESTBURY, N.Y.--(BUSINESS WIRE)--April 22, 2003--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its Board of Directors has declared a four-for-three stock split in the form of a 33-1/3% stock dividend, to be paid on May 21, 2003 to shareholders of record at the close of business on May 5, 2003.
    Shareholders will receive one additional share of New York Community Bancorp, Inc. stock for every three shares held, and cash in lieu of fractional shares based on the average of the high and low bids on the record date, as adjusted for the split.
    From May 1, 2003 through and including May 21, 2003, shares of New York Community Bancorp, Inc. will trade with due bills, which entitle those who buy the stock during this time to receive the 33-1/3% stock dividend.
    In addition, the Board of Directors raised the quarterly cash dividend 12% from $0.25 to $0.28 per share. The cash dividend will be paid on May 21, 2003 to shareholders of record at May 5, 2003 on the number of shares held prior to the split. On a split-adjusted basis, shareholders will be receiving the equivalent of a $0.21 per share dividend on 33-1/3% more shares.
    Commenting on the Board's actions, President and Chief Executive Officer Joseph R. Ficalora stated, "As we recently said in our annual report, it continues to be our intention to provide those who invest in our stock with a meaningful return. The current split is the eighth we've declared since our November 1993 conversion to stock form, and this is the second cash dividend increase we've announced in 2003 alone. At $0.28, the current dividend is 40% higher than the dividend paid last November, and a remarkable 56 times the amount we initially paid in November 1994. Based on last night's closing price of $33.22, our increased dividend payment provides a yield of 3.37%.
    "Our ability to act on the commitment we've made to our investors has been enhanced by the strength of our capital, the consistency of our performance, and our current prospects for continued asset and earnings growth in 2003," Mr. Ficalora continued. "Earlier this month, we reported a 45% rise in first quarter 2003 earnings to $67.4 million, equivalent to a 40% rise in diluted earnings per share to $0.66."
    "Based on the strength of our first quarter results, and our current expectations regarding revenues and expenses, we recently raised our 2003 diluted earnings per share projections to a range of $2.67 to $2.75, suggesting, at the high end, a year-over-year increase of 24%," Mr. Ficalora said. "On a split-adjusted basis, the Company's 2003 diluted earnings per share projections will adjust to a range of $2.00 to $2.06 per diluted share."
    New York Community Bancorp, Inc. is the $12.0 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family loans for portfolio in the city of New York. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release contains certain forward-looking statements with regard to the Company's prospective performance within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


    CONTACT: New York Community Bancorp, Inc.
             Investor Relations
             Ilene A. Angarola, 516/683-4420